Exhibit 10.1

Employment Agreement

                This Agreement (“Agreement”) dated February 22, 2001 and effective as of February 28, 2001 (“Effective Date”) is by and between Integra LifeSciences Holdings Corporation, a Delaware corporation, f/k/a Integra LifeSciences Holdings Corporation (“Integra”), and George McKinney, Ph.D. (“McKinney”).

Background

                WHEREAS, McKinney and Integra entered into an Employment Agreement dated December 31, 1998 (“Employment Agreement”);

                WHEREAS, McKinney and Integra have agreed that McKinney shall terminate his relationship with Integra pursuant to certain terms and conditions, as set forth herein.

                NOW THEREFORE, in consideration of the premises and the mutual agreements contained herein and intending to be legally bound hereby, the parties hereto agree as follows:

                1.             Prior Agreements.                 The Employment Agreement and all other agreements that McKinney has with Integra or any of its affiliates, subsidiaries, predecessors-in-interest, officers or directors, whether written or oral (collectively, the “Prior Agreements”), shall terminate on the Effective Date of this Agreement.  This Agreement shall supersede the Prior Agreements, and McKinney hereby agrees that he is not entitled to any compensation under the terms of any Prior Agreements and that this Agreement shall supersede the Prior Agreements except that certain letter dated November 15, 1999 from Stuart M. Essig, President and CEO of Integra to McKinney regarding indemnification, a true and correct copy of which is attached hereto as Exhibit A, provided, however, that the terms of such letter shall not apply to actions and omissions of McKinney that take place after McKinney has ceased serving as an officer and/or director of Integra.  Except as set forth in the previous sentence, McKinney hereby waives any and all claims that he had, has or may have in the future against Integra under the Prior Agreements.

                2.             Position.  Integra hereby employs McKinney as Executive Vice President and Chief Operating Officer at his current salary, benefits and vacation as described on Exhibit B attached hereto (collectively, “Compensation”) until December 31, 2001, and McKinney hereby agrees to such employment and agrees to render services to Integra in such capacity until such time.  Thereafter, McKinney shall remain on Integra’s payroll until June 30, 2002 as consultant to the President and CEO at the same Compensation, provided, however, that (a) on June 30, 2002, McKinney’s employment with Integra shall terminate and (b) McKinney shall be entitled to no severance or other payments of any kind whatsoever except for a lump sum payment equivalent to six months’ salary at the same rate of salary that is set forth on Exhibit B (net of all applicable withholding taxes) which lump sum payment shall be payable to him within eight business days after June 30, 2002 (the “Severance Payment”).  Notwithstanding the foregoing, at Integra’s option, in its sole discretion, Integra may replace McKinney as Executive Vice President and Chief Operating Officer prior to December 31, 2001, provided, however, that, at his election, McKinney shall remain on the Integra payroll as a consultant to the President and CEO from the date of such replacement until June 30, 2002 at the same Compensation and shall receive the Severance Payment within eight business days after June 30, 2002, and provided, further, however, that if McKinney elects not to remain on the Integra payroll after his replacement as Executive Vice President and Chief Operating Officer, McKinney shall be entitled to receive the Severance Payment within eight business days after the date that his employment with Integra terminates, and, provided further, that if McKinney elects to remain on the Integra payroll after he no longer is Executive Vice President and Chief Operating Officer and ultimately mutually agrees with Integra to terminate his employment with Integra on or prior to June 30, 2002, McKinney shall be entitled to receive the Severance Payment within eight business days after the date that his employment with Integra terminates.  At all times after December 31, 2001, or from the date that he is replaced as Executive Vice President and Chief Operating Officer if prior to December 31, 2001 if McKinney has elected to remain on the Integra payroll, McKinney shall not be required to maintain a residence in the State of New Jersey or to be present at Integra’s principal executive offices located in Plainsboro, New Jersey, and, after such date, McKinney shall have the right, at his expense, to perform his work for Integra in the Boston metropolitan area or such other location as he may select, provided, however, that McKinney shall until June 30, 2002 make himself available to the President and CEO of Integra at all reasonable times and agrees to travel to Integra’s sites on an as-needed basis in order to perform his consulting duties for Integra, and provided, further, however, that except for reasonable travel expenses and for expenses relating to McKinney’s use of a cellular telephone on business for Integra and telephone expenses relating to McKinney’s remote connections to the Integra computer system based in Plainsboro, New Jersey, Integra shall not be responsible to pay or reimburse McKinney during any period in which he is serving as a Consultant for any costs or expenses that McKinney incurs in maintaining his office outside Integra’s principal executive offices located in Plainsboro, New Jersey.  In order to receive reimbursement for the expenses set forth in this Section 2, McKinney shall submit appropriate documentation that substantiates such expenses.

                3.             Stock Options.  McKinney shall retain all stock options granted to him before the Effective Date and shall not be eligible to receive any additional grants of stock options.              All of the stock options granted to McKinney before the Effective Date shall remain subject to all terms and conditions provided in the plans pursuant to which they were granted.  In addition, such stock options shall remain vested or continue to vest, as the case may be, in accordance with the vesting schedules provided in the stock option plans pursuant to which they were granted, and McKinney may continue to exercise such stock options pursuant to the terms of such stock option plans.  A schedule of the existing stock options is appended hereto as Exhibit C.

                4.             Seat on Board of Directors of Integra.  Integra shall be obligated to use reasonable efforts to cause McKinney to continue as a member of the Board of Directors of Integra until December 31, 2001, but the failure of the shareholders of Integra to elect McKinney as a member of the Board of Directors of Integra shall not constitute a breach of this Agreement by Integra.  For so long as McKinney shall serve on the Board of Directors of Integra, McKinney shall be covered by such directors’ and officers’ liability insurance as may be applicable to all other directors and officers of Integra.

                5.             Confidentiality.  McKinney acknowledges that he owes a duty of confidentiality to Integra and shall not, at any time during or after the termination of his employment by Integra, retain in writing, use, divulge, finish, or make accessible to anyone, without the express authorization of the board of directors of Integra, any trade secret, private or confidential information or knowledge of Integra obtained or acquired by him while so employed.  All computer software, business cards, telephone lists, customer lists, price lists, contract forms, catalogs, corporate books, records, files and know-how acquired while an employee of Integra are acknowledged to be the property of Integra and shall not be duplicated, removed from Integra’s possession or premises or made use of other than in pursuit of Integra’s business or as may otherwise be required by law or any legal process, or as is necessary in connection with any adversarial proceeding against Integra and, upon termination of employment, McKinney shall deliver to Integra, without further demand, all copies thereof which are then in his possession or under his control.  No information shall be treated as “confidential information” if it is generally available public knowledge at the time of disclosure or use by McKinney.

                6.             Inventions or Improvements.  McKinney shall promptly communicate to Integra all ideas, discoveries and inventions which are or may be useful to Integra or its business.  McKinney acknowledges that all such ideas, discoveries, inventions, and improvements which heretofore have been or are hereafter made, conceived, or reduced to practice by him at any time during his employment with Integra or gained by him during his employment with Integra are the property of Integra, and McKinney hereby irrevocably assigns all such ideas, discoveries, inventions and improvements to Integra for its sole use and benefit, without additional compensation.  The provisions of this Section 6 shall apply whether such ideas, discoveries, inventions or improvements were or are conceived, made or gained by him alone or with others, whether during or after usual working hours, whether on or off the job, whether applicable to matters directly or indirectly relate to Integra’s business interests (including potential business interests), and whether or not within the specific realm of his duties.  McKinney shall, upon request of Integra, but at no expense to McKinney, at any time during or after his employment with Integra, sign all instruments and documents reasonably requested by Integra and otherwise cooperate with Integra to protect its right to such ideas, discoveries, inventions, or improvements including applying for, obtaining, and enforcing patents and copyrights thereon in such countries as Integra shall determine.

                7.             Covenant Not to Compete.  During the term of this Agreement and for a period of two (2) years following the termination of McKinney’s employment, McKinney shall not directly or indirectly:  (i) engage, anywhere within the geographical area in which Integra is conducting business operations or providing services as of the date of termination of McKinney’s employment, in the tissue engineering business (the use of implantable absorbable materials, with or without a bioactive component, to attempt to elicit a specific cellular response in order to regenerate tissue or impede the growth of tissue or migration of cells) (the “Tissue Engineering Business”) or any  of the businesses set forth on Exhibit D, which is attached hereto, made a part hereof and incorporated herein by reference (together, with the Tissue Engineering Business, the “Business”);  (ii) be or become a stockholder, partner, owner, officer, director or employee or agent of, or a consultant to or give financial or other assistance to, any person or entity engaged in the Business; (iii) seek in competition with the Business of Integra to procure orders from or do business with any customer of Integra; (iv) solicit or contact with a view to the engagement or employment by any person or entity of any person who is an employee of Integra; (v) seek to contract with or engage (in such a way as to adversely affect or interfere with the Business) any person or entity who has been contracted with or engaged to manufacture, assemble, supply or deliver products, goods, materials or services to Integra; or (vi) engage in or participate in any effort or act to induce any of the customers, associates, consultants or employees of Integra to take any action which might be disadvantageous to Integra; provided, however, that nothing herein shall prohibit McKinney from owning, as a passive investor, in the aggregate not more than five percent of the outstanding publicly traded stock of any corporate so engaged, and provided, further, that nothing in this Section 7 shall prevent McKinney from engaging in any activity set forth in subsections (i) through (vi) above for an entity or person whose businesses do not substantially compete with the Business but which might own or operate a business that substantially competes with the Business so long as McKinney recuses himself from engaging in any activity set forth in subsections (i) through (vi) above for the business that  substantially competes with the Business.  Integra hereby consents to McKinney’s joining a board of directors of another entity after December 31, 2001, provided, however, that such entity does not compete with the Business.

                8.             Entire Agreement.  This Agreement constitutes the entire agreement between the parties and shall not be altered or amended without the express written consent of both parties.

                9.             Governing Law.  The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the United States where applicable and otherwise by the laws of the State of New Jersey, without reference to conflict of laws principles.

George McKinney

/s/ George McKinney          /s/ Wilma Davis

George McKinney               Witness:  Wilma Davis

Integra LifeSciences Holdings Corporation

                /s/ Stuart M. Essig
By:  Stuart M. Essig
                President and CEO

Exhibit A

November 15, 1999 Letter from Stuart Essig

(previously filed)

Exhibit B

Compensation

McKinney’s salary shall be payable at the rate of $270,000 per year, payable on a semi-monthly basis consistent with the manner that all other Integra employees are paid.  Except as set forth in the Agreement, McKinney also shall be eligible for all employee benefits that Integra currently provides all of its employees – medical, dental and vision coverage and life and disability insurance, and McKinney shall be eligible to participate in Integra’s 401(k) plan and in the Employee Stock Purchase Plan in accordance with the terms of both such plans.  McKinney shall be eligible for twenty-one days of personal time off per year.

Exhibit C

Stock Options

Option Date	Expiration Date	Price	Shares Outstanding	Shares Exercisable

5/21/97	5/21/02	$8.0000	50,000	45,000
7/18/97	7/18/02	$8.0000	100,000	90,000
12/27/97	12/27/02	$5.8750	72,084	52,481
12/27/97	12/27/02	$5.8750	8,143	1,745
12/31/98	12/31/04	$3.3750	9,650	0
12/31/98	12/31/04	$3.3750	11,259	2,413
3/29/99	3/29/05	$3.5000	3,125	0
3/29/99	3/29/05	$3.5000	2,917	625
12/31/99	12/31/05	$5.8750	13,015	0
12/31/99	12/31/05	$5.8750	15,095	7,612
12/30/00	12/30/06	$13.6250	9,148	0
12/30/00	12/30/06	$13.6250	10,852	0
		TOTALS	305,288	199,876

Exhibit D

Business

1.             Any activity with respect to products for use in neurosurgery and neurotrauma.
2.             Any activity with respect to products for treatment of the ears, nose and throat.
3.             Any activity with respect to products used to treat or heal skin.